EXHIBIT 21(a)


SUBSIDIARIES OF REGISTRANT:
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WORLD SAVINGS BANK, FSB
California Corp. Inc. October 26, 1912
Federal Savings Bank, Inc. July 31, 1987
Federally Chartered September 24, 1981

THE 1901 CORPORATION
California Corp. Inc. March 29, 1984

ATLAS ADVISORS, INC.
California Corp. Inc. May 6, 1987

ATLAS SECURITIES, INC.
California Corp. Inc. May 6, 1987

WORLD MORTGAGE INVESTORS, INC.
Maryland Corp. Inc. March 13, 1998